Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of October 4, 2023, is made and entered into by and among Allen R. Hartman, Hartman Family Protection Trust, Hartman XX Holdings, Inc., a Texas corporation, Hartman vREIT XXI, Inc., a Maryland corporation, Lisa Hartman, Charlotte Hartman, Victoria Hartman Massey, and Margaret Hartman pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The undersigned consent to the joint filing on their behalf of a single Schedule 13D and any amendments thereto with respect to their beneficial ownership of shares of common stock of Silver Star Properties REIT, Inc., a Maryland corporation, and/or any other schedule and amendments thereto on which such beneficial ownership may from time to time be reported pursuant to Section 13(d) of the Exchange Act. The undersigned acknowledge and agree that the Schedule 13D to which this Joint Filing Agreement is attached as an exhibit is filed on behalf of each of them.

/s/ Allen R. Hartman
Allen R. Hartman

HARTMAN FAMILY PROTECTION TRUST

By:	/s/ Allen R. Hartman
Name:	Allen R. Hartman
Title:	Trustee

HARTMAN XX HOLDINGS, INC.

By:	/s/ Allen R. Hartman
Name:	Allen R. Hartman
Title:	President

HARTMAN vREIT, INC.

By:	/s/ Allen R. Hartman
Name:	Allen R. Hartman
Title:	Executive Chairman and CEO

/s/ Lisa Hartman
Lisa Hartman

/s/ Charlotte Hartman
Charlotte Hartman

/s/ Victoria Hartman Massey
Victoria Hartman Massey

/s/ Margaret Hartman
Margaret Hartman